Fifth Amended and Restated

Schedule A

to the

Administration Agreement

by and between

Exchange Listed Funds Trust

and

UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

Knowledge Leaders Developed World ETF

 The WEAR ETF

Saba Closed-End Funds ETF

 ProSports Sponsors ETF

James Biblically Responsible Investment ETF

InsightShares LGBT Employment Equality ETF (PRID)

In witness whereof, the undersigned have executed this Fifth Amended and Restated Schedule A to the Administration Agreement between Exchange Listed Funds Trust and UMB Fund Services, Inc., effective as of the 7th day of December, 2017.

UMB FUND SERVICES, INC.		EXCHANGE LISTED FUNDS TRUST

By:	/s/ Anthony J. Fischer	By:
	Anthony J. Fischer		J. Garrett Stevens
	President		President

Date:	1/8/18	Date:	December 21, 2017